Exhibit 10.4
TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is entered into as of July 18, 2006 by and among Kathleen A. Jalbert (the “Executive”), Westbank Corporation (“WBC”), a Massachusetts corporation, Westbank, a Massachusetts chartered bank and trust company and a wholly-owned subsidiary of WBC, and NewAlliance Bancshares, Inc. (“NewAlliance”), a Delaware corporation.

RECITALS:

WHEREAS, NewAlliance, NewAlliance Bank, WBC and Westbank are entering into an Agreement and Plan of Merger, dated as of July 18, 2006 (the “Merger Agreement”); and

WHEREAS, Section 7.5.7 of the Merger Agreement provides that NewAlliance, WBC, Westbank and the Executive shall enter into this Agreement, which shall terminate the change of control agreement between WBC, Westbank and the Executive dated December 17, 2003 (the “Change of Control Agreement”) as of the Effective Time of the Merger, and in lieu of any rights and payments under the Change of Control Agreement, the Executive shall be entitled to the rights and payments set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, WBC, Westbank and NewAlliance agree as follows:

1. Actions to be Taken in 2006.

(a) The Executive hereby agrees to take the following actions between the date hereof and December 29, 2006, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 29, 2006 (or such other date as may be specified below):

(i) consent, to the extent any such consent is required by the Executive, to the accelerated vesting as of the date the shareholders of WBC approve the Merger Agreement of all unvested restricted stock awards granted to the Executive with respect to the common stock of WBC, provided that any unvested restricted stock awards scheduled to vest prior to such date shall vest on their originally scheduled vesting date;

(ii) accept a lump sum cash payment from WBC or Westbank on December 22, 2006 in the amount of $250,000 (with applicable withholding taxes to be subtracted from such amount), representing a partial prepayment of the cash severance the Executive is entitled to under Section 6(b) of the Change of Control Agreement;

(iii) accept on or before December 29, 2006 such prepayment, if any, of the dollar amount specified in Section 2(a) below that may be mutually agreed to by WBC and NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below; and

(iv) cooperate with NewAlliance and WBC and take such other steps as may in good faith be requested of the Executive by NewAlliance in order to avoid the potential reduction in payments under Section 2(c) below.

(b) WBC shall take all steps necessary to accelerate as of the date the shareholders of WBC approve the Merger Agreement the vesting of all of the unvested restricted stock awards granted to the Executive, and WBC or Westbank shall pay to the Executive on December 22, 2006 the amount specified in Section 1(a)(ii) above.

(c) In the event the above actions are taken but are insufficient to avoid the potential reduction in payments under Section 2(c) below, then WBC or Westbank shall prepay to the Executive on or before December 29, 2006 such portion of the dollar amount specified in Section 2(a) below as shall be mutually agreed to by WBC and NewAlliance (which agreement shall not be unreasonably withheld or delayed).

2. Payments to Be Made as of the Effective Time of the Merger.

(a) As of the Effective Time of the Merger, provided the Executive is still employed by WBC immediately prior to such date and provided that the Executive and WBC have taken all of the actions required to be taken pursuant to Section 1 hereof, WBC or Westbank shall pay to the Executive a lump sum cash amount equal to $97,576, subject to adjustment as set forth in Section 2(c) below (the “Maximum Amount”), less applicable tax withholdings and less any portion thereof that is prepaid in December 2006 pursuant to Sections 1(a)(iii) and 1(c) above. In consideration of such payment and the other provisions of this Agreement, the Executive, WBC, Westbank and NewAlliance hereby agree that the Change of Control Agreement and the Executive’s employment with WBC shall be terminated without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger, except as set forth in Section 4 hereof. The Executive agrees that the above payment shall be in complete satisfaction of all of her rights to payments or benefits under the Change of Control Agreement, except as set forth in Section 4 hereof.

(b) WBC and the Executive represent and warrant that the information with respect to the Executive contained in Section 4.14.8 of the WBC Disclosure Schedule to the Merger Agreement accurately reflects the Executive’s taxable Form W-2 income for each of the four years ended December 31, 2005 and contains a complete listing of all payments or benefits to the Executive that could be deemed to be a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), based on the assumptions set forth in such schedule.

(c) Each of the parties hereto agrees that if the actions specified in Section 1 above are taken as required, then based on Section 2(b) above the payments and benefits to be provided to the Executive should not trigger any tax reimbursement payments pursuant to Section 13 of the Change of Control Agreement. In the event any of the actions specified in Section 1 above is not taken as required, or if any of the representations in Section 2(b) is not correct, and if such failure results in the Maximum Amount, either alone or together with other payments and benefits which the Executive has the right to receive from NewAlliance, WBC or Westbank, whether pursuant to this Agreement or otherwise, being a “parachute payment” under Section

280G of the Code, then the Maximum Amount payable by WBC or Westbank pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by WBC or Westbank under Section 2(a) being non-deductible to WBC, Westbank or NewAlliance (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If any of the payments or benefits to be provided by WBC, Westbank or NewAlliance are subject to the excise tax imposed by Section 4999 of the Code but are not required to be reduced by this Section 2(c), then the indemnity under Section 13 of the Change of Control Agreement (which section remains in full force and effect pursuant to Section 4 of this Agreement) shall be provided to the Executive by NewAlliance; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

(d) As of the Business Day immediately prior to the Effective Date of the Merger, provided the Executive is still employed by WBC immediately prior to such date, WBC or Westbank shall pay to the Executive an additional lump sum cash amount equal to $115,218, less applicable tax withholdings, in complete satisfaction of all of the Executive’s rights to payments or benefits under the Executive Supplemental Retirement Plan Agreement between the Executive and Westbank (formerly Park West Bank and Trust Company) dated July 2, 2001 (the “SERP Agreement”). In consideration of such payment, the parties hereto agree that the SERP Agreement shall be terminated without any further action of any of the parties hereto on or before the date of such payment in accordance with the terms of the Merger Agreement.

(e) The parties hereto agree that the payments pursuant to Sections 1(a)(ii) and (iii) above should not trigger any of the excise taxes or interest penalties under Section 409A of the Code based on the current provisions of such section and the proposed regulations issued under Section 409A of the Code. However, in the event the final regulations issued under Section 409A are construed so as to impose the excise tax and interest penalties specified under Section 409A of the Code on any of the payments under Sections 1(a)(ii) or (iii) of this Agreement, then NewAlliance shall provide a tax indemnification to the Executive so that the Executive is in the same after-tax position she would have been in if the excise tax and interest penalties under Section 409A of the Code had not been imposed on such payments; provided, however, that if the amount of the indemnity is known as of the Effective Time of the Merger, then such indemnity shall be provided by either WBC or Westbank at the request of NewAlliance.

3. Payment of Fringe Benefits.

(a) NewAlliance agrees to provide the Executive with continued health, dental, life and disability coverage, pursuant to either the policies currently offered by WBC and Westbank or the policies to be offered by NewAlliance to the Continuing Employees of WBC, until the earlier of thirty (30) calendar months following the Effective Time of the Merger or the Executive’s commencement of full-time employment with a new employer, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as if she was an employee and with the disability and life insurance coverage subject to the maximum coverage limits in the current policies of WBC or Westbank, except as set forth below in this Section 3(a). The health and dental coverage shall include any dependents of the Executive who are covered by WBC or Westbank as of the date of this Agreement and who remain covered by WBC or Westbank as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, NewAlliance shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plans from which her continued participation is barred or pay to the Executive a cash amount equal to the amount NewAlliance would have paid for such coverage if the Executive was still an employee. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 3(a) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of the benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits NewAlliance shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the amount NewAlliance would have paid for such Excluded Benefits in the absence of Section 409A of the Code.

(b) In calculating the value of the benefits to be provided pursuant to Section 3(a) above, the parties agree to assume that the premiums in effect as of August 31, 2006 will increase by 15% per year to cover anticipated premium increases over the 30 month period specified in Section 3(a) above.

4. Releases. Upon payment of the amounts set forth in Section 2(a) hereof (as such amount may be adjusted pursuant to Section 2(c) hereof) and in Section 2(d) hereof, the Executive, for herself and for her heirs, successors and assigns, does hereby release completely and forever discharge WBC, Westbank and their successors from any obligation under the Change of Control Agreement, except for the provisions of Section 13 of the Change of Control Agreement which shall remain in full force and effect, and under the SERP Agreement. The obligations of NewAlliance to provide benefits pursuant to Section 3 above shall continue for the period specified therein. This Agreement shall not release WBC, Westbank or NewAlliance from any of the following: (a) obligations to pay to the Executive wages earned up to the Effective Time of the Merger; (b) the payment of any of the Executive’s vested benefits, or honoring any of the Executive’s rights, under the WBC Employee Plans, excluding any bonus plans, employment agreement, change of control agreement or other severance agreement or plan, (c) the payment of the Merger Consideration with respect to the Executive’s common stock of WBC or stock options or restricted stock awards with respect to the common stock of WBC, or (d) the obligations of NewAlliance under Section 7.6 of the Merger Agreement.

5. General.

(a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto. In the event the Internal Revenue Service issues final regulations under Section 409A of the Code prior to the Effective Time of the Merger and such regulations are deemed to result in the imposition of the excise taxes and/or interest penalties under Section 409A of the Code on any of the payments or benefits to be provided under this Agreement, then the parties hereto agree to negotiate in good faith an amendment to this Agreement to avoid such excise taxes and/or interest penalties to the extent possible, provided that the amounts payable to the Executive under Sections 1, 2(a) and 2(d) of this Agreement shall not be delayed beyond the Effective Time of the Merger or reduced in the aggregate.

(c) Withholdings. WBC, Westbank and NewAlliance may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to applicable law or regulation.

(d) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(e) Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(f) Voluntary Action and Waiver. The Executive acknowledges that by her free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that she has been advised to consult with an attorney prior to executing this Agreement.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, NewAlliance, WBC and Westbank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

/s/ Robert J. Perlak	/s/ Kathleen A. Jalbert
Name: Robert J. Perlak	Name: Kathleen A. Jalbert

ATTEST:	WESTBANK CORPORATION

/s/ Robert J. Perlak	By: /s/ Donald R. Chase
Name: Robert J. Perlak	Name: Donald R. Chase
Title: President and Chief Executive Officer

ATTEST:	WESTBANK

/s/ Robert J. Perlak	By: /s/ Donald R. Chase
Name: Robert J. Perlak	Name: Donald R. Chase
Title: President and Chief Executive Officer

ATTEST:	NEWALLIANCE BANCSHARES, INC.

/s/ Brian Arsenault	By: /s/ Merrill B. Blanksteen
Name: Brian Arsenault	Name: Merrill B. Blanksteen
Title: Executive Vice President and Chief
Financial Officer